Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
February 20, 2020

CON EDISON REPORTS 2019 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2019 net income for common stock of $1,343 million or $4.09 a share compared with $1,382 million or $4.43 a share in 2018. Adjusted earnings were $1,438 million or $4.38 a share in 2019 compared with $1,349 million or $4.33 a share in 2018. Adjusted earnings in 2019 exclude the effects of hypothetical liquidation at book value (HLBV) accounting for tax equity investments in certain renewable electric production projects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses). Adjusted earnings in 2018 exclude the income tax expense resulting from a re-measurement of the company's deferred tax assets and liabilities following the issuance of proposed regulations relating to the Tax Cuts and Jobs Act of 2017 (TCJA) and the effects of the net gain on the acquisition of Sempra Solar Holdings, LLC. Adjusted earnings in 2019 and 2018 also exclude the net mark-to-market effects of the Clean Energy Businesses.

For the fourth quarter of 2019, net income for common stock was $295 million or $0.89 a share compared with $331 million or $1.06 a share in 2018. Adjusted earnings were $288 million or $0.87 a share in the 2019 period compared with $243 million or $0.77 a share in the 2018 period. Adjusted earnings for the fourth quarter of 2019 exclude the effects of HLBV accounting for tax equity investments in certain renewable electric production projects of the Clean Energy Businesses. Adjusted earnings for the 2018 period exclude the effects of the net gain on the acquisition of Sempra Solar Holdings, LLC. Adjusted earnings in the 2019 and 2018 periods also exclude the net mark-to-market effects of the Clean Energy Businesses.

“While meeting many challenges in 2019, Con Edison delivered solid financial results and remained focused on leading the way towards a cleaner energy future for our customers and the planet," said John McAvoy, chairman and CEO of Con Edison. “Our recently approved three-year rate plans are essential to helping New York State achieve its clean energy goals, as well as to continue providing safe and reliable service to our customers. We are strengthening our ambitious energy efficiency programs, and are offering customers incentives to consider geothermal systems, heat pumps and other clean energy alternatives that will help lower carbon emissions. We are also working closely with climate experts to make sure we make the investments necessary to address the impacts of climate change."

The company expects its adjusted earnings per share for the year 2020 to be in the range of $4.30 to $4.50 a share. Adjusted earnings per share exclude the effects of HLBV accounting for tax equity investments in certain of the Clean Energy Businesses' renewable electric production projects (approximately $(0.19) a share). Adjusted earnings per share also exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end. The forecast reflects operations and maintenance expenses of $3,012 million. The company is also forecasting a five-year compounded annual adjusted earnings per share growth rate of 3% to 5% based off 2020 adjusted earnings per share guidance.

In 2020, Con Edison expects to make capital investments of $3,944 million. For 2021 and 2022, Con Edison expects to make capital investments of $7,729 million in aggregate. Con Edison plans to meet its capital requirements for 2020 through 2022, including for maturing securities, through internally-generated funds and the issuance of long-term debt and common equity. The company's plans include the issuance of between $1,500 million and $2,000 million of long-term debt, primarily at the Utilities, in 2020 and approximately $1,800 million in aggregate of long-term debt at the Utilities during 2021 and 2022. The planned debt issuance is in addition to the issuance of long-term debt to refinance maturities at the Utilities and debt secured by the Clean Energy Businesses’ renewable electric production projects and by Con Edison Transmission’s investments. The company's plans also include the issuance of up to $600 million of common equity in 2020 and approximately $1,100 million in aggregate of common equity during 2021 and 2022, in addition to equity under its dividend reinvestment, employee stock purchase and long-term incentive plans. The planned equity issuance is in addition to $88 million of equity issued in January 2020 to settle the remainder of a May 2019 equity forward transaction.
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CON EDISON REPORTS 2019 EARNINGS	page 2

See Attachment A to this press release for a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income for common stock to adjusted earnings for the three months and years ended December 31, 2019 and 2018. See Attachment B for the company's consolidated income statements for the three months and years ended 2019 and 2018. See Attachments C and D for the estimated effect of major factors resulting in variations in earnings per share and net income for common stock for the three months and year ended December 31, 2019 compared to the 2018 periods.

The company's 2019 Annual Report on Form 10-K is being filed with the Securities and Exchange Commission. A 2019 earnings release presentation will be available at www.conedison.com. (Select "For Investors" and then select "Press Releases.")

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as "forecasts," "expects," "estimates," "anticipates," "intends," "believes," "plans," "will" and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time.
Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company's subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries' rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries' rate plans; the failure of processes and systems and the performance of employees and contractors could adversely affect it; the failure of, or damage to, its subsidiaries' facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries' operations, including increased costs related to climate change; a disruption in the wholesale energy markets or failure by an energy supplier or customer could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control. Con Edison assumes no obligation to update forward-looking statements.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income for common stock, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income for common stock certain items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company's expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $13 billion in annual revenues and $58 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.
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Attachment A

	For the Three Months Ended				For the Years Ended
	December 31,				December 31,
	Earnings per Share		Net Income for Common Stock (Millions of Dollars)		Earnings per Share		Net Income for Common Stock (Millions of Dollars)
	2019	2018	2019	2018	2019	2018	2019	2018
Reported earnings per share (basic) and net income for common stock (GAAP basis)	$0.89	$1.06	$295	$331	$4.09	$4.43	$1,343	$1,382

HLBV effects of the Clean Energy Businesses (pre-tax)	0.06	—	19	—	0.31	—	98	—
Income taxes (a)	(0.02)	—	(5)	—	(0.09)	—	(24)	—
HLBV effects of the Clean Energy Businesses (net of tax)	0.04	—	14	—	0.22	—	74	—
Net mark-to-market effects of the Clean Energy Businesses (pre-tax)	(0.08)	0.01	(28)	2	0.10	0.03	27	8
Income taxes (b)	0.02	—	7	1	(0.03)	(0.01)	(6)	(2)
Net mark-to-market effects of the Clean Energy Businesses (net of tax)	(0.06)	0.01	(21)	3	0.07	0.02	21	6
TCJA re-measurement	—	—	—	—	—	0.14	—	42
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (pre-tax)	—	(0.42)	—	(126)	—	(0.36)	—	(114)
Income taxes (b)	—	0.12	—	35	—	0.10	—	33
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs (net of tax)	—	(0.30)	—	(91)	—	(0.26)	—	(81)

Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$0.87	$0.77	$288	$243	$4.38	$4.33	$1,438	$1,349

(a)	The amount of income taxes was calculated using a combined federal and state income tax rate of 26% and 24% for the three months and year ended December 31, 2019, respectively.

(b)
The amount of income taxes was calculated using a combined federal and state income tax rate of 25% and 22% for the three months and year ended December 31, 2019, respectively, and a combined federal and state income tax rate of 28% for the three months and year ended December 31, 2018.

Attachment B

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2019	2018	2019	2018

OPERATING REVENUES
Electric	$2,029	$2,001	$8,694	$8,612
Gas	600	601	2,391	2,327
Steam	158	157	627	631
Non-utility	164	190	862	767
TOTAL OPERATING REVENUES	2,951	2,949	12,574	12,337
OPERATING EXPENSES
Purchased power	343	357	1,546	1,644
Fuel	43	62	207	263
Gas purchased for resale	209	306	880	1,041
Other operations and maintenance	753	762	3,175	3,152
Depreciation and amortization	432	377	1,684	1,438
Taxes, other than income taxes	606	559	2,406	2,266
TOTAL OPERATING EXPENSES	2,386	2,423	9,898	9,804
Gain on acquisition of Sempra Solar Holdings, LLC	—	131	—	131
OPERATING INCOME	565	657	2,676	2,664
OTHER INCOME (DEDUCTIONS)
Investment income	25	23	96	119
Other income	20	(1)	45	17
Allowance for equity funds used during construction	3	1	14	12
Other deductions	(28)	(56)	(104)	(210)
TOTAL OTHER INCOME	20	(33)	51	(62)
INCOME BEFORE INTEREST AND INCOME TAX EXPENSE	585	624	2,727	2,602
INTEREST EXPENSE
Interest on long-term debt	229	204	888	780
Other interest	(6)	21	116	49
Allowance for borrowed funds used during construction	(3)	(3)	(13)	(10)
NET INTEREST EXPENSE	220	222	991	819
INCOME BEFORE INCOME TAX EXPENSE	365	402	1,736	1,783
INCOME TAX EXPENSE	52	71	296	401
NET INCOME	$313	$331	$1,440	$1,382
Income attributable to non-controlling interest	$18	$—	$97	$—
NET INCOME FOR COMMON STOCK	$295	$331	$1,343	$1,382
Net income per common share — basic	$0.89	$1.06	$4.09	$4.43
Net income per common share — diluted	$0.88	$1.05	$4.08	$4.42
AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC (IN MILLIONS)	332.5	313.8	328.5	311.7
AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED (IN MILLIONS)	333.6	315.0	329.5	312.9

			Attachment C
Variation for the Three Months Ended December 31, 2019 vs. 2018
	Earnings per Share	Net Income for Common Stock (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.19	$60
Reflects higher electric and gas net base revenues of $0.11 a share and $0.04 a share, respectively, due primarily to electric and gas base rate increases in January 2019 under the company's rate plans, and higher incentives earned under the electric earnings adjustment mechanisms and positive incentives of $0.07 a share, offset, in part, by electric negative revenue adjustments of $(0.02) a share.

Weather impact on steam revenues	(0.01)	(4)	Reflects the impact of warmer winter weather in 2019.
Operations and maintenance expenses	0.05	15	Reflects timing of compensation cost of $0.02 a share, lower consultant cost of $0.01 a share, lower software maintenance and licenses cost of $0.01 a share, and lower uncollectibles of $0.01 a share.
Depreciation, property taxes and other tax matters	(0.16)	(47)
Reflects higher property taxes of $(0.07) a share and higher depreciation and amortization expense of $(0.06) a share, both of which are recoverable under the rate plans, and the absence of New York State sales and use tax refunds received in 2018 of $(0.03) a share.

Other	0.03	21
Reflects primarily lower costs associated with components of pension and other postretirement benefits other than service cost of $0.05 a share and the Company's share of a gain on sale of property of $0.02 a share, offset, in part, by the dilutive effect of Con Edison's stock issuances of $(0.05) a share.

Total CECONY	0.10	45
O&R (a)
Changes in rate plans	0.04	14	Reflects electric and gas base rate increases of $0.01 a share and $0.03 a share, respectively, under the company's rate plans, effective January 1, 2019.
Operations and maintenance expenses	(0.03)	(9)
Reflects higher energy efficiency program cost of $(0.01) a share and higher low-income program cost of $(0.01) a share, both of which are recoverable under the rate plans, and lower recoveries for workers' compensation of $(0.01) a share.

Depreciation, property taxes and other tax matters	—	(1)
Total O&R	0.01	4
Clean Energy Businesses
Operating revenues less energy costs	0.10	30
Reflects higher revenues from renewable electric production projects resulting from the December 2018 acquisition of Sempra Solar Holdings, LLC, including the consolidation of certain jointly-owned projects that were previously accounted for as equity investments of $0.13 a share, offset, in part, by lower energy services revenues of $(0.03) a share.

Operations and maintenance expenses	0.01	4	Reflects primarily lower energy services costs.
Depreciation and amortization	(0.07)	(21)	Reflects an increase in renewable electric production projects resulting from the December 2018 acquisition of Sempra Solar Holdings, LLC.
Net interest expense	0.02	6
Reflects unrealized gains on interest rate swaps of $0.07 a share, offset, in part, by an increase in debt resulting from the December 2018 acquisition of Sempra Solar Holdings, LLC of $(0.05) a share.

HLBV effects	(0.04)	(14)
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs in 2018	(0.29)	(89)
Other	(0.01)	(2)
Reflects the absence in 2019 of equity income from certain jointly-owned projects that were accounted for as equity investments in 2018 but consolidated after the December 2018 acquisition of Sempra Solar Holdings, LLC.

Total Clean Energy Businesses	(0.28)	(86)
Con Edison Transmission	0.01	2	Reflects higher allowance for funds used during construction from the Mountain Valley Pipeline project.
Other, including parent company expenses	(0.01)	(1)	Reflects 2018 transaction costs related to the acquisition of Sempra Solar Holdings, LLC.
Total Reported (GAAP basis)	$(0.17)	$(36)
HLBV effects of the Clean Energy Businesses	0.04	14
Net mark-to-market effects of the Clean Energy Businesses	(0.07)	(24)
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs in 2018	0.30	91
Total Adjusted (non-GAAP basis)	$0.10	$45

a.
Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

			Attachment D
Variation for the Year Ended December 31, 2019 vs. 2018
	Earnings per Share	Net Income for Common Stock (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.76	$240
Reflects higher electric and gas net base revenues of $0.53 a share and $0.16 a share, respectively, due primarily to electric and gas base rate increases in January 2019 under the company's rate plans, higher incentives earned under the electric earnings adjustment mechanisms and positive incentives of $0.06 a share, and growth in the number of gas customers of $0.03 a share, offset, in part, by electric negative revenue adjustments of $(0.03) a share.

Weather impact on steam revenues	(0.06)	(19)	Reflects the impact of warmer winter weather in 2019.
Operations and maintenance expenses	(0.19)	(58)
Reflects higher costs for pension and other postretirement benefits of $(0.15) a share, which are recoverable under the rate plans, and higher stock-based compensation of $(0.07) a share, offset, in part, by lower consultant costs of $0.04 a share.

Depreciation, property taxes and other tax matters	(0.54)	(168)
Reflects higher property taxes of $(0.26) a share and higher depreciation and amortization expense of $(0.23) a share, both of which are recoverable under the rate plans, and the absence of New York State sales and use tax refunds received in 2018 of $(0.07) a share, offset, in part, by lower sales and use tax of $0.02 a share, upon conclusion of the audit assessment.

Other	(0.01)	59
Reflects the dilutive effect of Con Edison's stock issuances of $(0.21) a share, offset, in part, by lower costs associated with components of pension and other postretirement benefits other than service cost of $0.19 a share.

Total CECONY	(0.04)	54
O&R (a)
Changes in rate plans	0.08	24	Reflects an electric base rate increase, offset, in part, by a gas base rate decrease under the company's rate plans, effective January 1, 2019.
Operations and maintenance expenses	(0.01)	(3)	Reflects higher stock-based compensation.
Depreciation, property taxes and other tax matters	(0.02)	(6)	Reflects higher depreciation and amortization expense.
Other	(0.03)	(4)	Includes the dilutive effect of Con Edison's stock issuances of $(0.01) a share.
Total O&R	0.02	11
Clean Energy Businesses
Operating revenues less energy costs	0.53	167
Reflects higher revenues from renewable electric production projects resulting from the December 2018 acquisition of Sempra Solar Holdings, LLC, including the consolidation of certain jointly-owned projects that were previously accounted for as equity investments of $0.81 a share, offset, in part, by lower engineering, procurement and construction services revenues of $(0.34) a share.

Operations and maintenance expenses	0.15	47
Reflects lower engineering, procurement and construction costs of $0.19 a share and lower energy services costs of $0.04 a share, offset, in part, by higher costs associated with additional renewable electric production projects in operation resulting from the December 2018 acquisition of Sempra Solar Holdings, LLC. of $(0.06) a share.

Depreciation and amortization	(0.34)	(105)	Reflects an increase in renewable electric production projects resulting from the December 2018 acquisition of Sempra Solar Holdings, LLC.
Net interest expense	(0.29)	(90)	Reflects an increase in debt resulting from the December 2018 acquisition of Sempra Solar Holdings, LLC.
HLBV effects	(0.22)	(74)
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs in 2018	(0.28)	(89)
Other	(0.07)	(19)
Reflects the absence in 2019 of equity income from certain jointly-owned projects that were accounted for as equity investments in 2018 but consolidated after the December 2018 acquisition of Sempra Solar Holdings, LLC.

Total Clean Energy Businesses	(0.52)	(163)
Con Edison Transmission	0.01	5	Reflects higher allowance for funds used during construction from the Mountain Valley Pipeline project.
Other, including parent company expenses	0.19	54
Reflects lower New York State capital tax of $0.02 a share. Also reflects 2018 TCJA re-measurement of $0.14 a share and transaction costs related to the acquisition of Sempra Solar Holdings, LLC of $0.02 a share.

Total Reported (GAAP basis)	$(0.34)	$(39)
HLBV effects of the Clean Energy Businesses	0.22	74
Net mark-to-market effects of the Clean Energy Businesses	0.05	15
Income tax effect of the TCJA in 2018	(0.14)	(42)
Gain on acquisition of Sempra Solar Holdings, LLC, net of transaction costs in 2018	0.26	81
Total Adjusted (non-GAAP basis)	$0.05	$89

a.
Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.